EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--303, Defined Asset Funds (Florida Insured, Michigan Insured, New York Insured and Ohio Insured Trusts):

We consent to the use in this Registration Statement No. 333-15631 of our report dated January 17, 1997, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--303, Defined Asset Funds (Florida, Michigan, New York and Ohio Trusts) and to the reference to us under the heading 'Miscellaneous-- Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
January 17, 1997